Exhibit 10.6

RESEARCH AGREEMENT

This Research Agreement (“Agreement”) is entered into by and between Global Photonic Energy Corporation (“Sponsor”), a Pennsylvania corporation and the University of Southern California (“University”), a California nonprofit educational institution incorporated under the laws of the State of California, effective the 1ST day of May, 1998.

Recitals

WHEREAS, the research project contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional, scholarship and research objectives of University in a manner consistent with its status as a nonprofit, tax-exempt, educational institution, and may derive benefits for both Sponsor and University through inventions, improvements and discoveries;

NOW, THEREFORE, in consideration of the premises and mutual convents herein contained, the parties hereto agree to the following:

1.	Definitions

1.1	“Research” shall mean the project described in Appendix A hereof, under the direction Mark E. Thompson, Ph.D. (“Principal Investigator”).

1.2
“University Intellectual Property” shall mean individually and collectively all inventions, improvements and discoveries, whether or not covered by intellectual property protection, which are conceived or made by one or more employees of University in performance of the Research.

2.	Research Work

2.1
University shall use reasonable efforts to perform such Research substantially in accordance with the terms and conditions of this Agreement. Anything in this Agreement to the contrary notwithstanding. Sponsor and University may at any time amend the Research by mutual written agreement.

2.2
In the event that the Principal Investigator become unable or unwilling to continue the Research, and a mutually acceptable substitute is not available, University or Sponsor shall have the option to terminate this Agreement.

2.3
Nothing in the Agreement shall be construed to limit the freedom of researchers, whether participants in this Agreement or not, from engaging in similar research inquires made independently under other grants, contracts or agreements with parties other than Sponsor.

3.	Period of Performance

This period of performance of this Agreement is May 1, 1998 through April 20, 2001. This Agreement shall become effective upon the date of last signature hereto and shall continue in effect for the full duration of the period of performance unless sooner terminated in accordance with the provisions of Article 14.

4.	Reports

University shall furnish Sponsor letter reports in such frequency as mutually agreed to by the parties summarizing the work conducted, but no less frequently than quarterly. A final report setting forth the accomplishments and significant research findings shall be prepared by University and submitted to Sponsor within ninety (90) days of the expiration of the Agreement.

5.	Costs, Billings and Other Support

5.1
It is agreed and understood by the parties hereto that, subject to Article 22, total costs to the Sponsor hereunder shall not exceed the amount of ($2,874,238). Payment shall be made by Sponsor in advance according to the following schedule.

May 1, 1998 – April 30, 1999 = $922,086

May 1, 1998 - $153,681
July 1, 1998 - $153,681
September 1, 1998 - $153,681
November 1, 1998 - $153,681
January 1, 1999 - $153,681
March 1, 1999 - $153,681

Actual payments for the period May 1, 1999 - April 30, 2000 shall be calculated as follows:

(a)	Sponsor shall pay University $959, 339 less any amount unexpended from the prior 12 month period. Six equal payments will be made in advance following the established payment schedule.

(b)	Notice of such amount including the month of April shall be delivered to Sponsor no later than April 1, 1999.

Actual payments for the period May 1, 2000 - April 30, 2001 shall be calculated as follows:

(a)	Sponsor shall pay University $992,814 less any amount unexpended from the prior 12 month period. Six equal payments will be made in advance following the established payment schedule.

(b)	Notice of such an amount including the month of April shall be delivered to Sponsor no later than April 1, 2000.

5.2	Checks shall be made payable to University of Southern California and sent to:

University of Southern California
Department of Contracts & Grants
837 W. 36th Place
Los Angeles, CA 90089-1147
Attn: Nann L. Bennett
Fed. ID No. 95-1642394

5.3
In the event of termination of this Agreement pursuant to Article 14 hereof, Sponsor shall pay all costs accrued by University as of date of termination, including noncancellable obligations. Such obligations shall include all noncancellable graduate fellowships and appointments called for in Appendix A incurred prior to the effective date of termination. After termination, any obligation of the Sponsor for graduate fellowships and appointments shall end no later than the end of University's academic year following termination.

5.4
University shall furnish to Sponsor on an annual expenditure report, within 30 days of each anniversary date of this Agreement, outlining spending by major budget categories listed in the proposal budget.

5.5	The payment schedule can be modified upon mutual agreement of the parties.

5.6	Interest shall accrue on the amounts paid by Sponsor until spent by the University. The accrued interest will be used to support this project.

5.7	Subcontract payments included in the total amount and budgeted for Princeton University total $1,547,990:

Year 1 - $504,926
Year 2 - $505,593
Year 3 - $537,471

6.	Publicity

Neither party shall publicly use the name, trade name, trademark or other designation of the other party in connection with any products, promotion or advertising without the prior written permission of the other party This shall not include documents available to the public that identify the existence of the Agreement, including financial documents, interviews, press releases, or similar documents relating to this Agreement or the License Agreement. University shall use reasonable efforts to acknowledge Sponsor as the exclusive licensee of the solar energy and hydrogen energy technologies in any press release.

7.	Publications

7.1
University shall have the right, at its discretion, to release information or to publish any material resulting from the Research. University shall furnish Sponsor with a copy of any proposed publication thirty (30) days prior to submission for publication for review and comment. Sponsor may request University to delay publishing such proposed publication for a maximum of an additional sixty (60) days in order to protect the potential possibility of any invention described therein.

7.2	University shall give Sponsor the option of receiving an acknowledgement in any publication for its sponsorship of the research.

8.	Confidentiality

8.1
During the course of this Agreement, Sponsor may provide University with certain information, data, or material in writing which Sponsor has clearly marked as confidential or proprietary in nature. University shall receive and hold such information in confidence and agrees to use its reasonable efforts to prevent disclosure to third parties of said information in the manner University treats its own similar information.

8.2
University shall not consider information disclosed to it by sponsor confidential which: (1) is now common knowledge or subsequently becomes such through no breach of this Agreement; (2) is rightfully in University's possession prior to Sponsor's disclosure as shown by written records; (3) is disclosed to University by an independent third party; or (4) is independently developed by or for University without benefit of confidential information received from Sponsor.

9.	Intellectual Property

9.1
All rights and title to University Intellectual Property under the Research shall belong to University and shall be subject to the terms and conditions of this Agreement and the License Agreement as hereinafter defined.

9.2
University will promptly notify Sponsor of any University Intellectual Property. Sponsor shall, upon reviewing such notification, determine whether to request University to file, prosecute and maintain any patent application or application for other intellectual property protection, domestic or foreign, in University's name. Sponsor shall bear all reasonable costs incurred in connection with such preparation, filing, prosecution and maintenance directed to said University Intellectual Property. University shall keep Sponsor advised as to all developments with respect to such applications and Sponsor shall be given an opportunity to review and comment thereon.

9.3
If Sponsor decides to discontinue the financial support of the application for intellectual property protection, University shall be free to file or continue prosecution and maintenance on any such application, at University's sole expense. If Sponsor elects to discontinue the financial support of the application for intellectual property protection prior to Issuance of a valid patent, Sponsor thereby waives and gives up any fight it may have under Section 10 below to license University Intellectual Property.

10.	Grants of Right

Title to any inventions first conceived by University personnel in the performance of the work funded under this Agreement shall vest in University. University hereby grants to Sponsor the exclusive license to any and all such inventions on terms and conditions of a certain License Agreement of even date herewith.

Title to any inventions first conceived by Princeton personnel in the performance of the work funded under this Agreement shall vest in Princeton, and shall be managed by University in accordance with the Interinstitutional Agreement between University and Princeton, provided that Princeton notifies University of such inventions. Sponsor shall have the exclusive license to any and all such inventions on terms and conditions of a certain License Agreement of even date herewith (the "License Agreement").

University shall promptly provide a complete written disclosure for each and every invention first conceived or discovered in the performance of the work funded under this Agreement, including Princeton technologies, provided that Princeton notifies University of such inventions. All such inventions shall automatically become subject to the License Agreement.

Title to any inventions first conceived jointly by personnel from University, Princeton (provided that Princeton notifies University of such inventions), or Sponsor shall vest jointly in the names of University, Princeton or Sponsor as appropriate, and shall be subject to the License Agreement."

11.	Copyrights

All rights to copyrightable materials, including computer software, first created during performance of the work funded under this Agreement shall vest in University and are subject to the License Agreement.

12.	Arbitration

Any controversy or claim between the parties arising out of or relating to this Agreement, or a breach thereof, which cannot be resolved by mutual agreement, shall be settled by binding arbitration conducted by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and any judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof. Any such arbitration shall be held in the County of Los Angeles, California.

13.	Export

Sponsor agrees that it will at all times be in compliance with the United States government export regulations and laws and that any sub-sponsor agreement will require that the sub-sponsor is in compliance with these regulations and laws. The Sponsor asserts that it is not now doing business with any country to which the United States government prohibits export of products under consideration in this Research.

14.	Termination

14.1	Either party may terminate this Agreement upon ninety (90) days prior written notice to the other.

14.2	Termination of this Agreement by either party for any reason shall not effect the rights and obligations of the parties accrued prior to the effective date of termination.

15.	Warranties Disclaimer

15.1	University agrees to perform the Research in accordance with prevailing professional standards.

15.2
UNIVERSITY MAKES NO WARRANTIES FOR ANY PURPOSE WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE RESEARCH OR THE RESULTS OF THE RESEARCH, INCLUDING THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR THE RESULTS OF THE RESEARCH UNDER THIS AGREEMENT. Neither the Principal Investigator, Sponsor, nor any other person is authorized to give any such warranty in the name of or on behalf of University.

15.3
Sponsor agrees that it will not rely solely upon technical information provided by University or the Principal Investigator in developing any invention or product, but will independently test, analyze and evaluate all inventions and products prior to manufacture and distribution of such inventions and products.

16.	Insurance and Indemnification

16.1	University agrees to maintain adequate liability insurance, such protection being applicable to officers, employees and agents while acting within the scope of their employment by University.

16.2
Sponsor agrees to hold harmless, indemnify and defend University, its trustees, officers, employees and agents from all liabilities, demands, damages, expenses and losses arising out of (i) performance of this Agreement, except to the extent of University's gross negligence or willful misconduct, (ii) Sponsor's use of the results of the Research, or (iii) Sponsor's use, manufacture or sale of products or inventions made by use of the results of the Research. The provisions of this paragraph shall survive completion or termination of this Agreement

16.3
Sponsor warrants that at its sole cost and expense it maintains in effect a policy or program of comprehensive general liability insurance or self-insurance in single limit coverage of not less than Two Million Dollars ($2,000,000) per incident and Two Million Dollars ($2,000,000) annual aggregate for death, bodily injury, illness or property damage to support the indemination obligations assumed herein. Such policy shall name University as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy shall be delivered to University upon request.

17.	Independent Contractor

University is an independent contractor under this Agreement and not an agent, servant, employee, associate, joint venture or partner of Sponsor.

18.	Governing Law

18.1	University and Sponsor agree to abide by all Federal, State and local laws, rules, regulations, and ordinances in the performance of this Agreement.

18.2
This Agreement shall be governed and construed in accordance with the laws of the State of California. Jurisdiction and venue of any dispute arising out of this Agreement shall lie with any court of competent jurisdiction within the County of Los Angeles.

19.	Attorneys’ Fees

In the event litigation or arbitration is commended to enforce any of the terms of this Agreement, the prevailing party shall cover, as part of the award and judgment, its reasonable attorneys' fees and costs of such litigation or arbitration from the non-prevailing party

20.	Assignment

Neither party shall assign this Agreement except with the prior written consent of the other party.

21.	Waiver of Severability

21.1	No waiver by either party of any breach of any provision hereof shall constitute a waiver of any other breach of that or of any other provision hereof

21.2
In the event a court or governmental agency of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect. Upon such holding, the parties shall, within a reasonable period of time, determine whether the severed provision(s) detrimentally and materially affect the obligations or performance of either or both parties. If so affected, the parties shall, within a reasonable period of time, negotiate in good faith to modify this Agreement to relieve such effects. If such negotiations do not result in mutually agreeable modification to this Agreement, notwithstanding the provisions of Article 14 herein either effected party may terminate this Agreement upon providing the other party with thirty (30) days written notice of such termination.

22.	Agreement Modification

This Agreement may be modified or amended, including extension of the term of this Agreement, at any time only by a written amendment executed by both parties.

23.	Notices

Any notices given under this Agreement shall be in writing and delivered to the following addresses by return receipt mail, postage prepaid; by overnight courier service; or by facsimile transmission. Such notices shall be effective upon the third business day following mailing, if by mail; upon receipt, if by courier or upon confirmation of successful transmission, if by facsimile.

For Sponsor:

Global Photonic Energy Corporation
Three Bala Plaza, Suite 104 East
Bala Cynwyd, PA 19004
Attn: Steven V. Abramson, President

For University:

University of Southern California
Department of Contracts and Grants
University Park
837 West 36th Place
Stonier Hall, Room 330
Attn: Nann L. Bennett
Copy to: Dr. Mark E Thompson

24.	Third Party Rights

This Agreement shall not create any rights, including without limitation, third-party beneficiary rights, in any person or entity not a party to this Agreement.

25.	Relationship Between American Biomimetics Corporation ("ABC") and Global Photonic Energy Corporation

ABC entered into the original Sponsored Research Agreement and License Agreement respecting the energy technology with Princeton University in August 1993. The Sponsored Research Agreement was subsequently assigned by Princeton University to University of Southern California. ABC formed GPEC to commercialize the energy technology and has transferred its rights under the Sponsored Research Agreement and License Agreement to GPEC.

26.	Entire Agreement

This Agreement constitutes the entire understanding between the parties hereto and there are no collateral, oral or written agreements or understandings. This Agreement supersedes any prior oral or written agreement or understanding between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement in two or more counterparts, each as an original and all together as one instrument as of the date of last signature below written.

GLOBAL PHOTONIC ENERGY		UNIVERSITY OF
CORPORATION		SOUTHERN CALIFORNIA

By:	/s/ Steven V Abramson	By:	/s/ Lloyd Armstrong, Jr.
Name:	Steven V Abramson	Name:	Lloyd Armstrong, Jr.
Title:	President	Title:	Provost and Senior Vice President for Academic Affairs
Date:	6/2/98	Date:	5-7-98